UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 18, 2005

QUANTA CAPITAL HOLDINGS LTD.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-50885

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Victoria Street, Fourth Floor
Hamilton HM11
Bermuda
(Address of principal executive offices and zip code)

441-294-6350
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 18, 2005, certain insurance subsidiaries of Quanta Capital Holdings Ltd. (the ‘‘Company’’) entered into two Technical Property Binders of Reinsurance (collectively, the ‘‘Technical Property Reinsurance Agreements’’) with Arch Reinsurance Ltd. (‘‘Arch’’). Pursuant to the terms of the Technical Property Reinsurance Agreements, the Company, effective as of October 1, 2005, retroceded substantially all of the in-force business in its property reinsurance and technical risk property business, except for its home buyer's warranty program and other program business, through a portfolio transfer to Arch. The Technical Property Reinsurance Agreements also limits the Company's property reinsurance and technical risk property losses to those relating to Hurricane Wilma and those the Company has incurred through September 30, 2005 (including incurred but not reported losses), which includes losses relating to Hurricanes Katrina and Rita. The Company also transferred all future premiums earned for this business and loss and acquisition expenses incurred from and after October 1, 2005 to Arch.

On November 21, 2005, certain insurance subsidiaries of the Company entered into a Commutation and General Release Agreement (the ‘‘Commutation Agreement’’) with Houston Casualty Company and certain of its subsidiaries (collectively, ‘‘HCC’’). Pursuant to the terms of the Commutation Agreement, the Company commuted two of its casualty reinsurance treaties to HCC. The Commutation Agreement provides for the Company's settlement of all of its existing loss and loss expense reserves as of September 30, 2005 with respect to the treaties subject to the Commutation Agreement. Additionally, the Company has been released from all future obligations associated with the underlying reinsurance treaties.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Quanta Capital Holdings Ltd.

Date: November 25, 2005

/s/ Robert Lippincott III Robert Lippincott III Interim Chief Executive Officer